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                                                                      EXHIBIT 99



                                     (logo)
                             AVANIR Pharmaceuticals

                                  NEWS RELEASE
FOR IMMEDIATE RELEASE                                 Company Contact:
                                                      Gregory Hanson, CFO
                                                      619/ 410 - 2670

Investor Contact:                                     Media Contact:
Thomas Redington                                      Bob Stone / Ray McNulty
Redington, Inc.                                       The Dilenschneider Group
203/ 222 - 7399                                       212/ 922 - 0900
                                                      914/ 591 - 5534 Stone home

            AVANIR PHARMACEUTICALS ARRANGES PREFERRED STOCK FINANCING

            SUPPLEMENTS THE $10 MILLION EQUITY LINE SIGNED IN JANUARY

        San Diego, April 1, 1999 -- AVANIR Pharmaceuticals (NASDAQ: AVNR) today announced it has signed an agreement with several accredited investors to obtain up to $5 million in financing in the form of convertible preferred stock and warrants. The company received an initial $2 million at the closing on March 31, 1999. An additional $1 million is expected to be received upon the company meeting certain conditions over the next two months. The investors have the option to invest up to $2 million in additional capital under similar terms.

        The convertible preferred stock carries a 5% dividend, payable quarterly in cash or, at the company's option, in stock at the applicable conversion rate. The investors also received a warrant to purchase 500 additional shares of common stock under similar terms for each $10,000 invested. Conditions to receiving additional funds under the financing agreements include obtaining shareholder approval, registering the underlying common stock for resale and maintaining the company's listing of shares on the Nasdaq National Market.

        Gerald J. Yakatan, Ph.D., AVANIR's chief executive officer and president said, "This financing will help us implement our product strategy following the FDA's decision regarding the additional evidence of efficacy we recently submitted on docosanol, our topical treatment for oral-facial herpes."

        "The preferred stock financing is intended to give us more flexibility in determining when to draw on the $10 million equity line announced in January 1999," added Gregory Hanson, AVANIR's vice president and chief financial officer. "However, as a condition to obtaining all of the potential funds available under both forms of financing, and due to the potential size of the combined financings, Nasdaq market rules require us to obtain shareholder approval to potentially issue over 20% of the currently outstanding shares of common stock."


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        Additional details regarding the terms of the financing agreements are contained in the company's filings on Form 8-K with the Securities and Exchange Commission to be filed later today. The company anticipates filing a proxy statement with the SEC with respect to a special meeting of shareholders, expected to be held in May 1999 to authorize the potential issuance of more than 20% of its common stock pursuant to these agreements.

        In December 1998 the company delayed product launch plans for docosanol, a topical treatment for oral-facial herpes (cold sores and fever blisters) when it received a "not approvable" letter from the FDA. The company responded to the FDA's action letter in early March 1999 by providing additional evidence of effectiveness of docosanol and recently met with them to discuss the additional evidence and other issues. The company recently reported that it expected the FDA would require at least one additional meeting with the company before a decision would be reached.

        Separately, AVANIR said it retained Redington, Inc. to assist in developing and managing communications programs aimed at broadening awareness of the company among U.S. investors. The financial communications firm specializes in working with emerging life sciences companies. It provides a number of services to build relationships between its publicly traded clients and the investment community. Programs for AVANIR are expected to include a series of investor presentations in key U.S. cities and various services of the Redington Investor Contact Unit.

        AVANIR Pharmaceuticals develops novel therapeutic products for the treatment of chronic diseases. Besides docosanol, the company's product development pipeline includes a drug for the treatment of emotional lability in ALS (Lou Gehrig's disease) patients, expected to enter Phase II clinical trials by mid-year, and a drug research program in pre-clinical development for the treatment of the underlying biological causes of allergy and asthma.

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The information contained in this press release, including forward looking statements contained herein, should be reviewed in conjunction with the company's Annual Report on Form 10-K/A and other publicly available information regarding the company, copies of which are available from the company upon request. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Forward-looking statements usually contain the words "anticipate," "expect," "intend," "believe" or similar expressions, and are subject to numerous known and unknown risks and uncertainties. In evaluating such statements, prospective investors should carefully review various risks and uncertainties identified in Form 10-K/A. Such publicly available information sets forth many risks and uncertainties related to the company's business. Specific risks and uncertainties related to drug development and clinical trials and decisions made by the FDA, which are outside the control of the company. Further, the company's ability to obtain all of the financing contemplated by the agreements is subject to certain conditions of the financing agreements as well as review and approval by the SEC of the company's registration statements, which are also outside the control of the company.